INTERMEDIARY

AGREEMENT

THIS INTERMEDIARY AGREEMENT (“Agreement”) made and entered into between ALPS Distributors, Inc. (“ADI”), a Colorado corporation having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203, SiVest Group, Inc., a California corporation, the investment adviser to the Funds (the “Adviser”), and _______________________, a _________________ company having its principal place of business at _______________________________ (hereinafter “Servicer” or “Intermediary”).

WHEREAS, Servicer desires to enter in this Agreement with ADI to sell shares of The Firsthand Funds (“Company”), a registered open-end investment management company, Servicer will provide distribution related, continuing personal services to shareholder and/or administration of shareholder accounts in, to the fund(s) currently offered by the Company. ADI is the principal underwriter and, agent for the Company and Firsthand Capital Management, Inc. (“Adviser”) is the investment adviser to the Company.

WHEREAS, Servicer understands that from time to time, pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), the mutual fund(s) offered by the Company and distributed by ADI as set forth on Schedule A (each, individually a “Fund” and collectively “Funds”) may have adopted, pursuant to Rule 12b-1 of the 1940 Act, Distribution and Service Plans (each individually a “Plan” and collectively “Plans”) with ADI to enable payments to certain entities for distribution assistance and shareholder servicing (to the extent and during the time the Company has such a Plan in place, the provisions in this Agreement pertaining to the Plan will be operational).

WHEREAS, the term “Prospectus” means the prospectus and, unless the context otherwise requires, the related statement of additional information (“SAI”) incorporated therein by reference, as the same are amended and supplemented (“Supplements”) from time to time by the Funds.

WHEREAS, the Adviser is made a party only for the limited and exclusive purposes of those terms and conditions as explicitly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

1.	Purchases of Company Shares for Sale to Customers.

(a)	Servicer is hereby appointed as a non-exclusive selling agent of the Company during the term herein specified for the purpose of finding suitable investors for Company’s shares as described herein. Subject to the performance by ADI of its obligations to be performed hereunder and to the completeness and accuracy in all material respects of all the representations and warranties of the Company contained herein, Servicer hereby accepts such agency and agrees on the terms and conditions set forth herein and in each Fund’s then-current Prospectus to use reasonable efforts during the term hereof to find suitable investors and to provide ongoing services to such investors for the duration of their investments. It is understood that the Servicer has no commitment with regard to the sale of the Company’s shares other than to use reasonable efforts and shall not prevent Servicer from acting as a selling agent or underwriter for the securities of other issuers that may be offered or sold during the term hereof. Servicer’s agency relationship with ADI hereunder shall continue until the termination of this Agreement. Any sales of a Fund’s shares made prior to the date hereof by Servicer shall be deemed made pursuant to this Agreement.

(b)	In offering and selling Company’s shares to Servicer’s customers, Servicer agrees to act as dealer for Servicer’s own account and in no transaction shall the Servicer have any authority to act or hold itself out as agent for ADI or the Company. ADI acknowledges that customers of Servicer who purchase Fund shares are the Servicer’s customers. Servicer shall be responsible for opening, approving, and monitoring customer accounts and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Rules of the Financial Industry Regulatory Authority (“FINRA”).

(c)	Servicer agrees to offer and sell each Fund’s shares to Servicer’s customers only at the applicable public offering price, giving effect to any cumulative or quantity discounts or other purchase programs, plans, or services described in the then-current Prospectus. Servicer agrees to deliver, or cause to be delivered, to each customer, at or prior to the time of any purchase of shares, a copy of the then current Prospectus (including any supplements thereto), and to each customer who so requests, a copy of the then-current SAI (including any supplements thereto).

(d)	Servicer agrees to purchase Fund’s shares from ADI or from Servicer customers. If Servicer purchases from ADI, Servicer agrees that all such purchases shall be made only: (a) to cover orders already received by Servicer from its customers; (b) for shares being acquired by Servicer’s customers pursuant to either the exchange privilege or the reinvestment privilege, as described in the then-current Prospectus of a Fund; (c) for Servicer’s own bona fide investment; or (d) for investments by any Internal Revenue Service (“IRS”) qualified plan or other trust established for the benefit of Servicer’s employees or for investments in Individual Retirement Accounts established by Servicer’s employees, and if Servicer so advises ADI in writing prior to any sale of shares pursuant to this subparagraph (d), Servicer agrees to waive all Servicer concessions, if any, to all sales of shares. If Servicer purchases shares from Servicer customers, Servicer agrees not to purchase shares from Servicer customers at a price lower than the applicable redemption price, determined in the manner described in the then-current Prospectus. Servicer shall not withhold placing customers’ orders for shares so as to profit the Servicer as a result of such withholding (e.g., to include, but not limited to, a change in a Fund’s net asset value from that used in determining the offering price to Servicer’s customers).

(e)	ADI will accept Servicer’s purchase orders only at the public offering price applicable to each order, as determined in accordance with the then-current Prospectus. ADI will not accept from Servicer a conditional order. All orders redeeming any shares shall be executed in accordance with Rule 22c-1 of the 1940 Act. All orders are subject to acceptance or rejection by ADI in its sole discretion. ADI reserves the right, at its discretion and without notice to the Servicer, to suspend sales or to withdraw the offering of a Fund’s shares, in whole or in part, or to make a limited offering of any Fund’s shares. The minimum and maximum dollar amounts for purchase of a Fund’s shares (and any classes thereto) for any shareholder shall be the applicable minimum or maximum amount described in such Fund’s then-current Prospectus and no order for less or more than, as the case may be, such amount will be accepted hereunder.

(f)	The transmission of orders will be governed by instructions that ADI will periodically issue to Servicer. Servicer must pay for Fund’s shares in ‘Federal Funds,’ and ADI must receive Servicer’s payment on or before the settlement date established in accordance with Rule 15c6-1 under the Securities Exchange Act of 1934, as amended. If ADI does not receive Servicer’s payment on or before such settlement date, ADI may, without notice, cancel the sale, or, at ADI’s option, sell a Fund’s shares that Servicer ordered back to the issuing Fund. ADI will hold Servicer responsible for any loss suffered by ADI or the issuing Fund as a result of Servicer’s failure to make payment as required.

(g)	Servicer agrees to use the application provided with the Prospectus as the means of placing a customer’s order except for accounts opened or maintained pursuant to the networking system of the National Securities Clearing Corporation (“NSCC”). The application will be reviewed by ADI or the Company to determine that all information necessary to issue a Fund’s shares has been entered. Servicer hereby certifies that all of Servicer customers’ taxpayer identification numbers (“TIN”) or social security numbers (“SSN”) furnished to ADI or the Company by Servicer are correct and that ADI or the Company will not open an account without Servicer providing the Company’s transfer agent (“Transfer Agent”) with the customer’s TIN or SSN.

(h)	Servicer will comply with all applicable Federal and state laws and with the rules and regulations of applicable regulatory agencies thereunder. Servicer will not offer shares of any Fund for sale unless such shares are duly registered under all the applicable securities laws, rules and regulations.

(i)	Any transaction in shares of a Fund shall be effected and evidenced by book-entry on the records maintained by the transfer agent. A confirmation statement evidencing transactions in a Fund’s shares will be transmitted to Servicer by the transfer agent.

2.	Account Options.

(a)	Servicer may appoint the Transfer Agent as Servicer’s agent to execute customers' transactions in a Fund’s shares in accordance with the terms and provisions of any account, program, plan, or service established or used by Servicer’s customers and to confirm each such transaction to Servicer’s customers on Servicer behalf, and at the time of the transaction, Servicer guarantees the legal capacity of its customers so transacting in such Fund shares and any co-owners of such Fund shares.

(b)	Unless otherwise instructed by ADI or the Transfer Agent, Servicer may instruct the Transfer Agent to register shares purchased in Servicer name and account as nominee for Servicer’s customers, in which event all Prospectuses, proxy statements, periodic reports, and other printed material will be sent to Servicer, and all confirmations and other communications to shareholders will be transmitted to Servicer. Servicer shall be responsible for forwarding such printed material, confirmations, and communications, or the information contained therein, to all customers for whom Servicer holds such shares as nominee. However, the Transfer Agent or the Company shall be responsible for the reasonable costs associated with Servicer forwarding such printed material, confirmations, and communications and shall reimburse Servicer in full for such costs. Servicer shall also be responsible for complying with all reporting and tax withholding requirements with respect to the customers for whose account Servicer is holding such shares. With respect to customers other than such customers, Servicer shall provide ADI with all information (including, without limitation, certification of TINs and back-up withholding instructions) necessary or appropriate for ADI to comply with any legal and regulatory reporting requirements.

(c)	Accounts opened or maintained pursuant to the networking system of NSCC will be governed by applicable NSCC rules and procedures, and any agreement or other arrangement with ADI relating to networking.

3.	Servicer Compensation.

(a)	Servicer concession, if any, on Servicer’s sales of shares of a Fund will be offered in the applicable schedule of concessions described in Agreement Fee Schedule (“Fee Schedule” or “Schedule B”) attached hereto. As consideration for the services rendered by Servicer hereunder, the Adviser shall pay Servicer fees calculated and paid in accordance with Schedule B. Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations under this Agreement.

(b)	ADI is entitled to, if any, a contingent deferred sales charge (“CDSC”) on redemptions of applicable class of shares of a Fund, as described in the then-current Prospectus.

(c)	In the case of a Fund or class thereof which has adopted a Plan, ADI may elect from time to time to make payments to Servicer as provided under such Plan for such services, and without limitation, some or all of the following: (i) answering inquires regarding a Fund, processing purchases and redemption transactions, assistance in changing account designation and addresses; providing periodic statements, personal services to investors, and/or other services related to the maintenance of shareholder records and; (ii) services that ADI reasonably may request, to the extent permitted by applicable statute, rule, or regulation to provide administrative, distribution-related, or marketing services in the promotion of a Fund’s shares. Any such payments shall be made in the amount and manner set forth in the applicable Fee Schedule or in the then-current Prospectus. The Fee Schedule may be discontinued or changed by ADI from time to time and shall be in effect with respect to a Fund which has a Plan and so long as such Fund(s)’ Plan remains in effect. Notwithstanding the foregoing, Servicer acknowledges that any compensation to be paid to the Servicer by ADI is paid from proceeds paid to ADI by a Fund pursuant to its Plan, and to the extent ADI does not receive such proceeds, for any reason, the amounts payable to Servicer will be reduced accordingly. In the case of a Fund or class thereof that has no currently effective Plan, ADI or Company may, to the extent permitted by applicable law, elect to make payments to Servicer from either’s own resources.

(d)	Servicer shall furnish to ADI or the Company, on behalf of a Fund, such information in writing as shall reasonably be requested by the Company’s Board of Directors/Trustees (“Company’s Board”) with respect to the fees paid to Servicer pursuant to this Agreement.

(e)	In the event that Rule 2341 of FINRA NASD Conduct Rules precludes a Fund or class thereof from imposing, or ADI from receiving, a sales charge (as defined in Rule 2341) or any portion thereof, Servicer shall not be entitled to any payments from ADI hereunder from the date that a Fund or class thereof discontinues or is required to discontinue imposition of some or all of its sales charges. If a Fund or class thereof resumes imposition of some or all of its sales charge, Servicer will be entitled to payments hereunder or as modified by ADI, if applicable.

(f)	ADI may discontinue paying compensation to Servicer if, at any time, (i) Servicer is not appropriately registered in all capacities necessary to receive such compensation or (ii) Servicer breaches any representation, warranty or covenant contained in this Agreement, as determined by ADI in its sole discretion. Notwithstanding the foregoing, Servicer shall not be entitled to any compensation in respect of a sale to any investor if ADI determines that another authorized selling agent of ADI is primarily responsible for or should otherwise be credited with such sale. In making this determination, ADI will endeavor to act fairly. Any dispute regarding compensation shall be conclusively resolved by ADI.

(g)	If, within 7 business days after confirmation by ADI of Servicer’s original purchase order for shares of a Fund, such shares are repurchased by the issuing Fund or are tendered for redemption by the customer, Servicer shall promptly refund to ADI the full discount retained by Servicer on the original sale and any distribution and service payments made to Servicer. Servicer shall refund to the Transfer Agent immediately upon receipt the amount of any dividends or distributions paid to Servicer as nominee for Servicer’s customers with respect to redeemed or repurchased Fund’s shares to the extent that the proceeds of such redemption or repurchase may include the dividends or distributions payable on such shares. Servicer shall be notified by ADI of such repurchase or redemption within 10 days of such repurchase or redemption.

(h)	The provisions under this Agreement relating to a Plan, including compensation payable thereunder, shall continue in full force and effect only so long as the continuance of a Plan is approved at least annually in accordance with the 1940 Act. The Distributor will not be obligated to make payments to Servicer unless the Distributor has received an authorized payment from the applicable Fund. The provisions of this Agreement regarding Servicer compensation may be terminated in accordance with the 1940 Act, without payment of any penalty. Such provisions will also be terminated by any act that terminates this Agreement and will terminate automatically in the event of the assignment (as that term is defined in the 1940 Act) of this Agreement unless agreed to in writing by the parties After the effective date of any change in or discontinuance of any schedule of concessions, distribution payments, or service payments, or the termination of a Plan, such concessions, distribution payments, or service payments will be allowable or payable to Servicer only in accordance with such change, discontinuance, or termination. Servicer agrees that Servicer will have no claim against ADI, the Adviser, the Company, or a Fund by virtue of any such change, discontinuance, or termination. In the event of any overpayment by ADI of any concession, distribution payment, or service payment, Servicer will promptly remit such overpayment.

(i)	This Agreement’s applicable provisions, regarding compensation, if any, have been adopted pursuant to Rule 12b-1 under the 1940 Act by a Fund’s class that may have adopted a Plan, under its respective Plan.

4.	Status as Financial Intermediaries.

(a)	Servicer represents and warrants that Servicer is either:

(i)   a member in good standing with the FINRA, and agree to abide by all of its rules and regulations including its Rules of Conduct. Servicer further agrees to comply with all applicable state and federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Section 2341 of the FINRA NASD Conduct Rules, which is incorporated herein by reference. The termination of Servicer’s membership in FINRA or any breach of said Section 2341 will immediately and automatically terminate this Agreement. Servicer further represent that Servicer is qualified to act as a broker/dealer in the states where Servicer transact business. Servicer further agree that, in making any sales to purchasers within the United States of securities acquired from ADI or the Company, Servicer will conform to the provisions of paragraphs (a) and (b) of Rule 2040 of FINRA Conduct Rules; or

(ii) an entity exempt from broker-dealer status under applicable laws (including, but not limited to, a bank, trust company or an investment advisor duly registered under the Investment Adviser Act of 1940 (“Adviser Act”)) in good standing. Servicer further agrees to comply with all applicable Federal and state laws, rules, and regulations of applicable regulatory agencies having jurisdiction (including, but not limited to, the Advisers Act, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules of FINRA, SEC, state securities administrators, and any other regulatory body).

(b)	Servicer represents that Servicer is qualified to sell shares in the various jurisdiction where it transacts business. Servicer represents that it and all of its personnel involved in the activities contemplated hereunder have all governmental, regulatory, and self-regulatory registrations, approvals, memberships, and licenses required to perform Servicer’s obligations under this Agreement and to receive compensation, if any, and Servicer will maintain all relevant registrations, approvals, memberships, and licenses during the term of this Agreement.

(c)	Nothing in this Agreement shall cause Servicer to be ADI’s partner, employee, or agent, or give Servicer any authority to act for ADI, the Adviser, the Company, or a Fund. Neither ADI nor the Company shall be liable for any of Servicer’s acts or obligations under this Agreement.

5.	Information Relating to the Funds.

(a)	No person is authorized to make any representations concerning a Fund’s shares except those contained in such Fund’s then-current Prospectus, and in buying shares from ADI or selling shares to ADI hereunder, Servicer shall rely solely on the representations contained in the then-current Prospectus. Upon Servicer’s request, ADI will furnish Servicer with a reasonable number of copies of a Fund’s then-current Prospectus(es) and/or SAIs (including any supplements thereto).

(b)	Servicer may not use any sales literature or advertising material (including material disseminated through radio, television, or other electronic media) concerning a Fund’s shares, other than a Fund’s then-current Prospectus or such printed information that is given to Servicer by ADI, without first obtaining ADI’s written approval. Servicer shall not distribute or make available to the general public any printed information furnished by ADI which is marked “FOR INVESTMENT ADVISER USE ONLY” or “FOR INVESTMENT PROFESSIONAL USE ONLY” or which otherwise indicates that it is confidential or not intended to be distributed to the general public.

6.	Limitation of Liability and Indemnification. Distributor shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement. Notwithstanding anything in this Agreement to the contrary Distributor and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“Distributor Associates”) shall not be liable to Servicer for any action or inaction of any Distributor Associate except to the extent of direct Losses[1] finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of Distributor in the performance of Distributor's duties, obligations, representations, warranties or indemnities under this Agreement. Under no circumstances shall Distributor Associates be liable for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Servicer shall indemnify, defend and hold harmless Distributor Associates from and against Losses (including legal fees and costs to enforce this provision) that Distributor Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement (“Claims”), including but not limited to all actions taken by Distributor or Distributor Associates that are necessary to provide the services under this Agreement or in reliance upon any instructions, information, or requests, whether oral, written or electronic, received from Servicer or its officers. Any expenses (including legal fees and costs) incurred by Distributor Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Servicer on a quarterly basis prior to the final disposition of such matter upon receipt by Servicer of an undertaking by Distributor to repay such amount if it shall be determined that a Distributor Associate is not entitled to be indemnified. Notwithstanding the foregoing, nothing contained in this paragraph or elsewhere in this Agreement shall constitute a waiver by Servicer of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

1	As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

7.	Duration. This Agreement, with respect to each Plan, will continue in effect for one year from its effective date, and thereafter will continue automatically for successive annual periods; provided, however, that such continuance is subject to termination at any time without penalty if a majority of the Company’s Directors/Trustees who are not interested persons (as defined in the 1940 Act), or a majority of the outstanding shares of a Fund, vote to terminate or not to continue a Plan. This Agreement, other than with respect to a terminated Plan, will continue in effect from year to year after its effective date, unless terminated as provided herein.

8.	Amendment and Termination of Agreement. Either party to this Agreement may terminate the Agreement without cause by giving the other party at least 30 days’ written notice of its intention to terminate. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). ADI may change or amend any provision of this Agreement by giving Servicer written notice of the change or amendment.

9.	Arbitration. In the event of a material dispute under this Agreement, such dispute shall be settled by arbitration before arbitrators sitting in Denver, Colorado, in accordance with FINRA Code of Arbitration Procedures in effect at the time of the dispute. The arbitrators shall act by majority decision, and their award may allocate attorneys’ fees and arbitration costs between ADI and Servicer. The arbitrators’ award shall be final and binding between the parties, and such award may be entered as a judgment in any court of competent jurisdiction.

10.	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or a similar means of same day delivery (with a confirming copy by mail). All notices to ADI shall be given or sent to ADI at ADI offices located at 1290 Broadway, Suite 1100, Denver, Colorado 80203, Attn: General Counsel. All notices to Adviser or to Servicer shall be given or sent to the address specified herein. Each party may change the address to which notices shall be sent by giving notice to the other party in accordance with this paragraph.

11.	Market Timing. Servicer represents that it has and agrees to maintain policies and procedures reasonably designed to identify and prevent customers from abusive short-term trading arbitrage activity (“Market Timing”) in connection with the purchase, exchange, and sales of a Fund’s shares or in connection with engaging in arbitrage activity to the detriment of long-term shareholders. Servicer agrees that it will not assist or facilitate Market Timing activity on behalf of customers as described in a Fund’s then-current Prospectus and agrees to cooperate with ADI and the Company to identify and prevent the Servicer’s customers from such Market Timing or arbitrage activity.

12.	Client Information

a.       Agreement to Provide Information. Servicer agrees to provide the Funds, upon written request, the TIN, the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Servicer during the period covered by the request.

(i)       Period Covered by Request. Requests must set forth a specific period, not to exceed 90 calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)       Form and Timing of Response.

(a) Servicer agrees to provide, promptly upon request of a Fund or its designee, the requested information specified in Section 1(i). If requested by a Fund or its designee, Servicer agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 1(i) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of a Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section 1(i) for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Servicer additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii)       Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

b.       Agreement to Restrict Trading. Servicer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Servicer’s account) that violate policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(i)       Form of Instructions. Instructions between the parties to restrict or prohibit further purchases or exchanges of Fund Shares must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)       Timing of Response. Servicer agrees to execute instructions as soon as reasonably practicable, but not later than 5 business days after receipt of the instructions by the Servicer.

(iii)       Confirmation by Servicer. Servicer must provide written confirmation to the Fund that instructions have been executed. Servicer agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

c.       Definitions. For purposes of this Agreement:

(i)       The term “Fund” also includes the Fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act.

(ii)       The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Servicer.

(iii)       The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Servicer in nominee name.

(iv)       The term “written” includes electronic writings and facsimile transmissions.

(v)       The term “Servicer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

(vi)       The term “purchase” does not include automatic reinvestment of dividends.

(vii)The term “promptly” as used in Section 1(ii) shall mean as soon as practicable but in no even later than 5 business days from the Servicer’s receipt of the request for information from the Fund or its designee..

13.	Anti-Money Laundering Program. Servicer hereby certifies that it: (i) is required to establish an anti-money laundering program, which satisfies the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”); (ii) has developed, implemented, and will maintain such an anti-money laundering program, including a customer identification program consistent with the rules under Sec. 326 of the USA Patriot Act, and will comply with all applicable laws and regulations designed to guard against money laundering activities set out in such program; (iii) will cooperate with ADI and deliver information reasonably requested by the ADI concerning shareholders that purchased a Fund’s shares sold by Servicer necessary for ADI or the Company to comply with the USA Patriot Act; and (iv) it will notify ADI, in writing, if it is found, by its Compliance Officer, independent anti-money laundering auditor, or any Federal, state, or self-regulatory agencies, to be in violation of the USA Patriot Act, any regulation implementing the USA Patriot Act, or its anti-money laundering program.

Servicer acknowledges that ADI or the Company may reject or refuse orders for the sale of shares with respect to customers for which Servicer serves as nominee if Servicer has not adopted and does not implement anti-money laundering policies and procedures as required by the USA Patriot Act.

14.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding customers/shareholders is disclosed to either party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement. Any privacy notice that Servicer delivers to customers/shareholders will comply with Title V of the Gramm-Leach-Bliley Act and Regulations S-P, as each may be amended, and will notify customers that non-public personal information may be provided to financial service providers such as security broker-dealers or investment companies and as permitted by law. This provision will survive the termination of this Agreement.

15.	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to the sale of shares or any other subject covered by this Agreement.

16.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of the Agreement shall not be affected thereby. Furthermore, in the event of any inconsistency between the Agreement and the then-current Prospectus, the terms of the then-current Prospectus shall control.

17.	Waiver. Failure of ADI or the Company to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence or any succeeding breach of the same.

18.	Heading. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions of this Agreement.

19.	Applicable Law. This Agreement shall be construed in accordance with the laws of the state of Colorado, without giving effect to principles of conflicts of law.

20.	Effective Date. This Agreement shall become effective as of the date when it is accepted and dated below by ADI.

[signature page follows]

IN WITNESS WHEREOF, the Parties’ authorized representatives have executed this Agreement and represent that they have read and understood the obligations herein and agree to be bound by the Agreement’s terms and conditions.

ACCEPTED AND AGREED:

SERVICER:

Signature:

Name:

Title:

Address:

NSCC Dealer #	Fax Number:

NSCC Dealer Alpha Code	Date:
Mutual Fund Coordinator
NSCC Clearing	Primary Contact:
Mutual Fund Coordinator
Phone Number:	Email Address:

ALPS DISTRIBUTORS, INC. 1290 Broadway, Suite 1100 Denver, Colorado 80203	SIVEST GROUP, INC. 469 El Camino Real, Suite 227 Santa Clara, CA 95050

By:	By:

Name:	Name:

Effective Date:

 Schedule A

The following Fund(s) of the Company are available for distribution pursuant to this Agreement:

Fund Name	Symbol	CUSIP
Firsthand Technology Opportunity Fund	TEFQX	337941504
Firsthand Alternative Energy Fund	ALTEX	337941827

SCHEDULE B

AGREEMENT FEE SCHEDULE

as of January 1, 2014

Name of Fund	FEE RATE
Firsthand Technology Opportunities Fund	0.25% per annum
Firsthand Alternative Energy Fund	0.25% per annum

Fees

1.       The following terms shall have the meanings defined below:

a.       “Daily Value” shall mean the Net Asset Value (“NAV”) reported to Servicer by the Trust pursuant to a mutually agreeable means.

b.       “Qualifying Shares” shall mean all Shares of a Fund purchased through and held in an account established by the Servicer with the Trust during the term of this Agreement.

2.       The Fee for each Fund shall be calculated each quarter by multiplying the average Daily Value of the Qualifying Shares for the quarter held in the Service Provider's accounts multiplied by the Fee Rate. All payments will be made quarterly, 30 days after receipt of the Servicer’s invoice prepared in accordance with this Agreement and delivered to the Adviser or its designee.